Exhibit 99.1

For Immediate Release

LIPOCINE COMPLETES POST ACTION MEETING WITH FDA FOR THE LPCN 1021 NEW DRUG APPLICATION

SALT LAKE CITY (OCTOBER 17, 2016) – Lipocine Inc. (NASDAQ: LPCN), a specialty pharmaceutical company, today announced the completion of a Post Action meeting with the U.S. Food and Drug Administration (“FDA”) regarding its New Drug Application (“NDA”) for LPCN 1021, an oral testosterone product candidate for testosterone replacement therapy ("TRT") in adult males for conditions associated with a deficiency or absence of endogenous testosterone, also known as hypogonadism. The purpose of the meeting was to review the Complete Response Letter (“CRL”) and to determine actions needed to achieve approval of LPCN 1021.

The CRL, issued June 28, 2016, identified deficiencies related to the dosing algorithm for the label. In response to the CRL, Lipocine proposed a dosing regimen based on analyses of existing data. The FDA noted that while Lipocine’s proposed dosing regimen might be acceptable, validation in a clinical trial would be needed prior to resubmission. As a result, Lipocine has submitted the new dosing validation clinical study protocol to the FDA and the FDA has agreed to review the protocol through a Special Protocol Assessment (“SPA”). An SPA is an advanced declaration from the FDA that a planned trial's design, clinical endpoints, and statistical analyses could potentially result in data acceptable for FDA review towards approval for the proposed indication.

"We were pleased to have had a very productive meeting with the FDA with a path identified to bring our NDA for LPCN 1021 into a position for approval," said Dr. Mahesh Patel, Chairman, President and CEO of Lipocine. "We remain committed to bring LPCN 1021 to the market.”

About LPCN 1021

LPCN 1021 is a novel twice-a-day oral testosterone replacement therapy product candidate that is designed to help restore normal testosterone levels in hypogonadal men. Lipocine expects LPCN 1021 will help fulfill an unmet need in the treatment of hypogonadism. The current testosterone market primarily uses short-acting injectable products as well as topical products that carry an FDA "black box" warning related to inadvertent transfer of testosterone to others. According to the IMS Health database, an average of half a million prescriptions a month have been dispensed so far in 2016 for TRT.

About Lipocine

Lipocine Inc. is a specialty pharmaceutical company developing innovative pharmaceutical products for use in men's and women's health using its proprietary drug delivery technologies. Lipocine’s clinical development pipeline includes three development programs LPCN 1021, LPCN 1111 and LPCN 1107. LPCN 1021, a twice-daily oral testosterone replacement therapy product candidate, was well tolerated and met the primary efficacy end point in Phase 3 testing, which utilized 24-hour pharmacokinetic data for dose adjustments. LPCN 1111, a novel prodrug of testosterone, originated with and is being developed by Lipocine as a next-generation oral testosterone product with potential for once-daily dosing and is currently in Phase 2 testing. LPCN 1107, the potentially first oral hydroxyprogesterone caproate product candidate indicated for the prevention of recurrent preterm birth, has been granted orphan drug designation by the FDA. An End of Phase 2 meeting with the FDA was recently completed. For more information, please visit www.lipocine.com.

Forward-Looking Statements

This release contains “forward looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts regarding Lipocine’s FDA review process relating to LPCN 1021, the additional clinical trial needed to validate our dosing regimen and the FDA process with respect to our planned SPA, the possible outcome and timing of such clinical trial or FDA review process, the path to approvability by the FDA of LPCN 1021, our commitment to bring LPCN 1021 to market, the potential uses and benefits of our product candidates, and our product development efforts. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks that the FDA will not approve LPCN 1021 or any of our other products, risks related to our products, expected product benefits, clinical and regulatory expectations and plans, regulatory developments and requirements, risks related to the receipt of a CRL from the FDA for LPCN 1021, the receipt of regulatory approvals, the results and timing of clinical trials, including the additional clinical trial for LPCN 1021, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, and other risks detailed in Lipocine’s filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

CONTACT:

Morgan Brown

Executive Vice President & Chief Financial Officer

Phone: (801) 994-7383

mb@lipocine.com

Investors:

John Woolford

Phone: (443) 213-0506

john.woolford@westwicke.com